March 1, 2017

ViaOne Services, LLC
415 McFarlan Road, Suite 108
Kennett Square, PA 19348
Attention: David B. Dorwart, Chairman

RE: Second Amendment to Secured Promissory Note

Ladies and Gentlemen:

On November 30, 2016, ViaOne Services, LLC ("*ViaOne*") purchased a Secured Promissory Note equal to a maximum principal amount of $150,000 (the "*Note*") issued by Good Gaming, Inc. (the "*Company*") to ViaOne.

On January 31, 2017 the Company, CMG Holdings Group, Inc. ("*CMG*") and ViaOne amended the terms of the Governing Documents by entering into a letter agreement to, *inter alia*, increase the principal amount to a maximum of $225,000 (the "*Amendment*").

The Company, CMG and ViaOne hereby agree to this Second Amendment to the Governing Documents by entering into this second letter agreement (this "*Second Amendment*"). For purposes hereof, the "*Governing Documents*" shall mean the Note Purchase Agreement, dated November 30, 2016 (the "*Purchase Agreement*"), the Pledge Agreement by and among the Company, CMG and ViaOne, dated November 30, 2016 (the "*Pledge Agreement*"), and the Note. Terms appearing with initial capitals in this Second Amendment have the meaning assigned to them in the Governing Documents unless such terms are otherwise defined herein or the use of initial capitals is conventional in its context.

This Second Amendment shall evidence our further understanding as follows:

1. Second Amendment of Note. The Note is hereby amended to provide for an increase in the principal amount to a maximum amount of $363,000 or such lesser amount until ViaOne loans the requisite funds as provided in this Second Amendment. Subject to the funding provisions outlined below, the entire principal balance and all accrued and unpaid interest owing under the Promissory Note (the "Note") shall be due and payable in full without setoff, deduction or counterclaim on May 1, 2017 (the "Maturity Date"), unless Company is able to provide outside funding for its operations for the month of May, separate from advances under the Note, in excess of its actual monthly burn rate, as determined by Domenic Fontana of ViaOne, then the Note shall be due and payable in full without setoff, deduction or counterclaim on June 1, 2017, and unless Company is able to provide outside funding for its operations for the month of May and June, separate from advances under the Note, in excess of its actual monthly burn rate, then the Note shall be due and payable in full without setoff, deduction or counterclaim on June 29, 2017. Funding increases from $225,000 to $363,000 shall be made in installments of $75,000 on March 2, 2017 and $63,000 on April 1, 2017. In consideration for the funding increases noted herein, the Company agrees, *inter alia*, to Salary Deferments (the "Salary Deferments") as follows:

a. Glenn Laken must defer $5,000 for the months of March and April, 2017;

b. Vik Grover must defer $2,500 for the months of March and April, 2017.

The Salary Deferments shall not apply in the event Company is able to provide outside funding of its operations, separate from advances under the Note, in excess of its actual monthly burn rate for March and April, 2017, as determined by Domenic Fontana of ViaOne. In such an event, Glenn Laken and Vik Grover shall be entitled to take their regular draws.

2. Second Amendment of Note Purchase Agreement. The Note Purchase Agreement is hereby amended to add the following to the end of Section 1(a): "Effective March 1, 2017, the principal amount of the Note is hereby increased to a maximum amount of $363,000 or such lesser amount until ViaOne loans the requisite funds as provided in the next sentence."

3. Second Amendment of Stock Pledge Agreement. The first and second "Whereas" clauses of the Stock Pledge Agreement are hereby amended to provide in full as follows:

"WHEREAS, the Company has issued that certain secured promissory note in a principal amount up to $150,000 to the Payee (the "*Note*") in exchange for cash advances by the Payee for up to $150,000 (the "*Advances*") pursuant to that certain Note Purchase Agreement, dated November 30, 2016, by and between the Company and the Payee (the "*Purchase Agreement*"), and the Note and Purchase Agreement are amended effective March 1, 2017 to increase the principal amount of the Note to $363,000 and increase the amount of Advances to $363,000; and"

"WHEREAS, in order to induce the Payee to make the Advances, the Pledgor agreed to pledge 1,000 shares of the Company's Class C Preferred Shares, equivalent to 51% of all shares entitled to vote (the "Shares"). On May 1, 2017, if the Company is unable to provide outside funding for its operations, separate from advances under the Note, in excess of its actual monthly burn rate, as determined by Domenic Fontana of ViaOne, Pledgor shall transfer the Shares to Payee; and"

The second sentence of paragraph 6 of the Stock Pledge Agreement shall also be amended to reflect the increase in Advances of up to $363,000.

4. June 1 Funding. If Company is unable to provide outside funding by June 1, 2017 for its operations for the month of June, 2017, separate from advances under the Note, CMG agrees to transfer the Shares to ViaOne on June 1, 2017.

June 29 Funding. If Company is unable to provide outside funding by June 29, 2017, separate from advances under the Note, sufficient to repay ViaOne the entire principal balance and all accrued and unpaid interest owing under the Promissory Note as of that date, CMG agrees to transfer the Shares to ViaOne on June 29, 2017.

5. Entire Agreement. This Second Amendment shall prevail in the event of a conflict between the provisions of this Second Amendment and the Governing Documents. This Second

Amendment and the Governing Documents constitute the entire agreement among the parties.

6. Governing Law. This Second Amendment shall be governed by and construed under the laws of the State of New York without regard to the conflicts of laws principles thereof.

7. Severability. If one or more provisions of this Second Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Second Amendment and the balance of the Second Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing this Second Amendment in the spaces provided below.

GOOD GAMING, INC.

By: [signature]
Name: Vikram Grover
Title: CEO

CMG HOLDINGS GROUP, INC.

By: [signature]
Name: Glenn Laken
Title: Chairman

VIAONE SERVICES, LLC

By: [signature]
Name: David B. Dorwart
Title: Chairman